UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 10/A
(Amendment No. 2 )

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

NUVOLA, INC.
(Exact name of registrant as specified in its charter)

Nevada	90-1031365
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8800 N. Gainey Center Dr., Suite 270 Scottsdale, Arizona	85258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:                                                      (480) 275-7572

Copies of Communications to:
Stoecklein Law Group, LLP
401 West A Street
Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-1325

Securities to be registered under Section 12(b) of the Act:  None

Securities to be registered under Section 12(g) of the Act:  Common Stock, $0.001 par value

Indicate by check mark whether the registrant a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 

Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company ☒

FORWARD-LOOKING STATEMENTS

This Registration Statement on Form 10 contains forward-looking statements and involves risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows, and business prospects.  These statements include, among other things, statements regarding:

o	our ability to achieve and maintain an adequate rate of revenue growth;
o	our business plan and our ability to effectively manage our growth;
o	our ability to attract and retain end-customer base;
o	our ability to timely and effectively scale and adapt our existing technology;

o	our ability to attract key personnel;

o	our ability to operate profitably;

o	our ability to efficiently and effectively finance our operations;

o	inability to achieve future sales levels or other operating results;

o	inability to raise additional financing for working capital;

o	inability to efficiently manage our operations;

o	the inability of management to effectively implement our strategies and business plans;

o	the unavailability of funds for capital expenditures and/or general working capital;

o
the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

o	deterioration in general or regional economic conditions;

o	changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which we operate;

o	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. Forward-looking statements may appear throughout this report, including without limitation, the following sections: Item 1 “Business” and Item 1A “Risk Factors”. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Registration Statement on Form 10, and in particular, the risks discussed under the caption “Risk Factors” in Item 1A. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Throughout this Registration Statement references to “we”, “our”, “us”, “Nuvola”, “the Company”, and similar terms refer to Nuvola, Inc., unless the context indicates otherwise.

ITEM 1.                      BUSINESS

Business Development Summary

Nuvola, Inc. is a development stage company incorporated in the State of Nevada on November 21, 2013. We are currently a wholly-owned subsidiary of Bollente Companies, Inc. (“Bollente”). Bollente’s product is a high quality, whole-house, electric water heater. Bollente conducts its operations through a staff of three part-time employees and has had limited operations to date. They have recently began generating revenues in the first quarter ended March 31, 2014 of $18,026. In the second quarter ended June 30, 2014, they generated $57,481 in revenue . We were formed to serve as the next-generation home automation and intelligence division of the Bollente portfolio companies to provide technical integration, innovation and ongoing revenue streams after the sale of the individual product.  As a B2B technology solutions service, we will provide a cloud-based technology, diagnostics, lead generation and fulfillment to installers and service providers of smart home products and appliances.

During our initial months of formation we concentrated our energies on analyzing the viability of our business plan, and establishing our business model.  We also worked with a graphic designer to design a logo.  Additionally, we are in the process of developing our website, which upon completion will detail our services and provide contact information (our preliminary webpage has been posted).  Our operations have been limited to start up and developmental activities.

We are attempting to build Nuvola into the premier provider of cloud-based technology, diagnostics, lead generation and fulfillment to installers and service providers of smart home products and appliances. In order to generate revenues during the next twelve months, we must:

1. Maintain our website – We believe that the internet is a great marketing tool not only for providing information on our company, but also for providing current information on our cloud integration services and solutions as well as industry related information. We have developed our preliminary website, which is not yet fully operational, and are in the process of developing a more advanced site where we can provide more detailed sections regarding our cloud integration services. We have begun designing a more advanced website, and intend to launch it during the second quarter of 2015. We estimate that the total cost required to complete the development of a more advanced website is $5,000.

2. Develop and implement a marketing plan – Our planned revenue streams will require an extensive list of contacts to allow for the marketing of our cloud integration services and solutions that will help installers and service providers of smart home products and appliances manage information flow throughout their supply chain with their customers and business partners. Awareness of the revenue potential Nuvola will be able to deliver through its website, will be delivered through the implementation of a number of marketing initiatives including search engine optimization, website completion, hosted video demonstrations, third party service contacts, tradeshow attendance, as well as blogging and other forms of social media which are driven by technology and mobile flexibility. These efforts and the resulting awareness will be key drivers behind the success of our revenue producing operations.

Business of Issuer

Nuvola, Inc., has created a business plan built upon becoming a premier provider of cloud-based technology, diagnostics, lead generation and fulfillment to installers and service providers of smart home products and appliances.

We employ a subscription-based cloud services model for our services.

Our cloud-based platform will give service providers access to diagnostic reports, system failure alerts and warranty information on all of their smart home products, all in one place. This seamless integration of product data will enable service providers to proactively contact their customers for service calls or warranty extensions, boosting customer retention and their bottom line. Additionally, service providers can use the diagnostic reports to recommend cost- and energy-saving products to their customers. This service is currently in place with Bollente’s trutankless™ line of electric tankless water heaters.

The majority of our revenue will be generated through transaction processing and subscription service fees for access and use of our cloud integration platform.

Marketing plan of operation

In order to begin generating revenue, during the next 12 months, we will focus on developing and implementing a marketing plan that integrates with our website. We believe that using the internet is a great marketing tool not only for providing information on our company, but also for scheduling product demonstrations and web based product sales. We registered the domain name www.nuvolapro.com and have developed a preliminary website. We are working to expand the site to be more comprehensive and intend to have a fully developed website, capable of handling online sales and video based product demonstrations during the second quarter of 2015 .

Nuvola’s revenue streams will require an improved web presence in addition to direct marketing to installers and service providers of smart home products and appliances. Below are the Marketing initiatives that we are currently working on, as well as an estimated timeline for completion and the estimated or anticipated costs associated with each.

•
Search engine optimization- we are currently working on inserting keywords that describe our in business in the Meta tags of the websites. This will help put our websites at the top of the search results. We expect this to be complete by the end of the second quarter of 2015. We estimate the cost to be mainly in time.

•
Including our web addresses (URL’s) in directories- we have begun to identify certain online and offline directories we would like to be included in. We expect to complete this by the end of the second quarter of 2015. While some directories are free of charge, others have a small fee. Overall this portion of our business plan may cost up to $200.

•
Making contacts online and in person with installers and service providers of smart home products and appliances - we have been networking through personal networks and have been generally discussing our cloud based technology . While we have not yet made any independent sales, we have fostered interest. This will be an ongoing initiative and there is no cost associated.

•
Developing website based video demonstrations- we have been developing the basic ideas for the video demonstrations, but have not yet filmed or posted anything. We expect this to be completed by the end of the second quarter of 2015 . We plan on using personal equipment and post to the website using free online video services, so we estimate the cost to be about $100 to purchase small equipment we may need.

•
Facilitating and participating in online discussions - online blogs and discussion boards is one method we plan to use to foster interest in our product. There are boards about business-to-business cloud integration services and all other kinds of topics that we could participate in. We have not yet begun this process, and it will be an on-going initiative. The cost will be in time.

•
Trade show attendance – we are researching different trade shows locally that we could attend. This will be an on-going initiative and the cost per year may be about $500 - $1,000 depending on whether we simply attend or rent a booth.

•
Traditional print marketing campaigns- we are making the decision to print traditional brochures and flyers to hand out. We expect the first set of materials to be designed and printed by the end of the third quarter of 2015. We estimate the cost to be around $500.

Currently, our day-to-day operations include researching the best method for online advertising and finding the most applicable directories to include ourselves in. After funding our day to day operations will consist of maintaining the online presence we developed, and developing our sales processes. To date, all of operations have been limited to start up and developmental activities and we have not yet begun providing our cloud based services to any independent customers .

Competition

We face competition in the business-to-business technology solutions services industry by numerous companies whom are already established, have significantly longer operating histories and greater brand recognition as well as, greater financial, management, and other resources.

Our ability to compete successfully depends on multiple factors, both within and outside of our control. The principal factors are:

•	quality of service, including the reliability and quality of the services and solutions we offer;
•	technical functionality, including delivery of innovative solutions and our speed in developing and bringing to market the next generation of services and solutions;
•	global capabilities, including serving customers with operations in multiple countries;
•	price; and
•	customer service, including our responsiveness, availability and flexibility.

Market and Revenue Generation

In order to generate revenues during the next twelve months, we must:

1. Develop and implement a marketing plan – Nuvola’s planned revenue streams will require an improved web presence and improved visibility within the public and private sectors. A major key factor in sales generation will be direct marketing and demonstrations given by Mr. Rassás.  His technology knowledge and entrepreneur skills will be a key element to the marketing campaign.

2. Develop and implement a comprehensive consumer information website – For the foreseeable future, the company’s website (www.nuvolapro.com) will be Nuvola’s primary asset and key source of revenue generation. Currently, management is formulating its plan on how best to employ its resources to expanding and improving the website. We are working with web developers/consultants to add to the functionality of our site including:  e-commerce and state-of-the-art visitor tracking capabilities, increased content, forums, blogs, video demonstrations, optimization for search engine rank, as well as renew the look and feel of the site to coincide with our objectives for the Nuvola brand.  We have developed our preliminary website, which is not yet fully operational, and are in the process of developing a more advanced site where we can provide more detailed sections regarding our cloud integration services . We have not yet recognized revenues from the website. These efforts and the resulting awareness will be key drivers behind the success of our revenue producing operations.

Our operations, to date, have been devoted primarily to startup and development activities, which include the following:
•	Formation of the company;
•	Working with graphic artist on a custom logo for Nuvola;
•	Development of our business plan; and
•	Development and implementation of our website.

Nuvola, is a recently established business, with offices at 8800 N. Gainey Center Dr., Suite 270, Scottsdale, AZ 85258.

Employees

We currently have 1 employee which is also an officer of the Company. We also have one independent contractor. We do not have an employment agreement with our sole employee, who we anticipate will devote 15 to 20 hours a month to the Company going forward.

Independent Contractor Agreement

On May 1, 2014, we entered into an Independent Contractor Agreement with Card a Client LLC. Pursuant to the agreement we engaged Derrick Maines as Chief Technology Officer to render services of such, including, but not limited to, business development, software strategy, project management, media relations, software development process strategy and implementation, management of offshore and domestic development and design resources, customer presentations, review and documentation of processes and procedures, and delivery of updates, presentations, written reports, oral reports; and any and all other resulting work product. The term of the agreement is for one year beginning on May 1, 2014. We agreed to compensate Mr. Maines as follows:

i.
Contractor in exchange for 60 hours of consulting services to the Company each calendar month will receive a monthly payment in cash of $2,500 billed at the end of each month and due to the Contractor within seven days,

ii.	Additional performance based consideration, in cash or shares of Nuvola stock, may be awarded to Contractor at the sole discretion of the Company's Board of Directors; and,
iii.
Any Stock-Based Compensation shall be subject to a re-sale restriction for Twelve (12) months from the date of vesting (“Lock-Up Period”). The Contractor shall be restricted from the sale or registration of any shares earned pursuant to the terms of the Agreement during the Lock-Up Period.

SHELL COMPANY STATUS

Rule 405 of the Securities Act defines the term “shell company” as a registrant, other than an asset-backed issuer, that has:

(1)	No or nominal operations; and

(2)  Either:
(i)	No or nominal assets;
(ii)	Assets consisting solely of cash and cash equivalents; or
(iii)	Assets consisting of any amount of cash and cash equivalents and nominal other assets.

For purposes of this definition, the determination of a registrant’s assets (including cash and cash equivalents) is based solely on the amount of assets that would be reflected on the registrant’s balance sheet prepared in accordance with generally accepted accounting principles on the date of that determination. The Company has no or nominal operations and has assets consisting solely of cash and cash equivalents and is, therefore, a shell company as defined under Rule 405.

The Company’s shell company status results in the following consequences:

•	The Company is ineligible to file a registration of securities using Form S-8; and

Rule 144 is unavailable for transfers of our securities until we have ceased to be a shell company, are subject to the reporting requirements of the Exchange Act; we have filed Exchange Reports for 12 months and a minimum of one year has elapsed since the filing of Form 10 information on Form 8-K changing our status from a shell company to a non-shell company.

THE SPIN-OFF

General

On January 28, 2014, Bollente announced that its board of directors had authorized its management to take various actions in contemplation of the distribution of our common stock to Bollente’s shareholders in a spin-off transaction. This authorization is subject to, among other things, the conditions described below under “Spin-Off Conditions and Termination.”

We are currently a wholly owned subsidiary of Bollente. Bollente holds 776,415 shares of Nuvola. The 776,415 shares held by Bollente represent 100% of the outstanding Nuvola common stock.

We will be separated from Bollente and will become an independent, publicly traded company through a pro rata distribution of 100% of our outstanding common stock to Bollente’s shareholders. The common stock will be distributed upon effectiveness of the Form S-1 filed by Nuvola on October 30, 2014 , in the amount of one (1) share of Nuvola common stock for each twenty (20) shares of Bollente common stock outstanding on October 20, 2014, the record date. As a result of the spin-off, each shareholder of Bollente common stock as of 5:00 p.m. Pacific Standard Time on the Record Date, will be entitled to:

•	receive one share of our common stock for every twenty shares of Bollente common stock owned by such shareholder; and
•	retain such shareholder’s shares in Bollente.

Bollente shareholders will not be required to pay any cash or other consideration for the shares of Nuvola common stock distributed to you or to surrender or exchange your shares of Bollente common stock to receive the Nuvola common stock.

Reasons for the Spin-Off

Nuvola’s Board and Management believe that our separation from Bollente will provide the following benefits:

•
enhance the flexibility of the management team of each company to make business and operational decisions that are in the best interests of its business and to allocate capital and corporate resources in a manner that focuses on achieving its own strategic priorities;

•	facilitate growth of Bollente’s and Nuvola’s businesses;

•
improve investor understanding of the separate businesses of Bollente and Nuvola and facilitate valuation assessments for the securities of both companies, which should appeal to the different investor bases of the upstream and downstream businesses; and

•
enhance the ability of each company to attract employees with appropriate skill sets, to incentivize its key employees with equity based compensation that is aligned with the performance of its own operations and to retain key employees for the long term.

Enhancing business and operational decision making

Nuvola’s board of directors and management took into account the fact that different markets require fundamentally different business strategies and offer significant business opportunities for growth. They determined that a spin-off should allow the management team of each company to focus on its strategic priorities and make business and operational decisions that are in the best interest of its operations, taking into account the different challenges and opportunities and different financial profiles and capital needs pertinent to its business. As separate companies, each will be able independently to prioritize allocation of resources and capital in support of its business strategies. For example, the operations and business plan of Nuvola has been under-funded as a result of a focus on furthering Bollente’s operations. As separate companies, each of Bollente and Nuvola will no longer have to compete for investment capital and management’s time with the other, and each would be in a position to pursue a growth strategy to optimize its own operations. By eliminating the necessary time and resources required to resolve conflicting business priorities and strategic needs, the two businesses will be better able to compete through quicker decision making, more efficient deployment of capital and corporate resources and enhanced responsiveness to market demands.

Facilitating growth of Bollente’s and Nuvola’s businesses

The spin-off will improve Nuvola’s ability to grow its market and shareholder base, and to fund growth objectives. Nuvola will not be subject to any debt obligations or liabilities of Bollente and will have the ability to conduct both debt and equity financing on their own. The opportunity to grow Nuvola’s shareholder base and raise capital to be used in furtherance of the business plan will only benefit Nuvola’s performance.

Improving investor understanding of the separate businesses

The business plan and operations of Nuvola is significantly different from that of Bollente.  Bollente provides hands-on collaborative direction and guidance to entrepreneurs to seize growth opportunities.  Bollente specializes in refining strategic planning, exploring capitalization structures, pursuing accretive mergers or acquisitions, enhancing market presence and assistance in building qualified executive management teams.  Bollente is currently involved in research and development of a new high quality, whole-house, electric tankless water heater that is more energy efficient than conventional products.  Nuvola’s business will serve as the next-generation home automation and intelligence division of the Bollente portfolio companies to provide technical integration, innovation and ongoing revenue streams after the sale of the individual product.  As a B2B technology solutions service, Nuvola will provide a cloud-based technology, diagnostics, lead generation and fulfillment to installers and service providers of smart home products and appliances.

As a result, the board of directors and management concluded that, as a part of an integrated business, Bollente’s and Nuvola’s operations have not been appropriately appreciated or understood by investors.  They believe that the spin-off will improve the investment community’s visibility into and understanding each business and enables each company to provide more focused and targeted communication to the market regarding its own business strategies, assets, operational performance, financial achievements and management teams.

Enhancing ability to attract, retain and appropriately reward key employees

The management skills required to successfully run Bollente’s business are different from the management skill required to run a B2B technology solutions service company like Nuvola. The board of directors concluded that separating the two businesses should improve both businesses’ ability to attract managers with the appropriate skill sets. By separating the two companies, management of each should be in an improved position to attract employees with the correct skill set, to motivate them appropriately, and to retain them for the long-term.

The Number of Shares You Will Receive

For each share of Bollente common stock that you owned at 5:00 p.m. Pacific time on October 20, 2014, the record date, you will be entitled to receive one (1) share of Nuvola common stock for each twenty (20) shares of Bollente common stock.  For example, if on October 20, 2014 at 5:00pm Pacific Time, you owned 100,000 shares of Bollente common stock, you will receive 5,000 shares of Nuvola upon distribution.  The distributed shares of Nuvola common stock will be fully paid and non-assessable and have no preemptive rights.

Results of the Spin-Off

After the spin-off, Nuvola will be an independent, publicly traded company. Immediately following the spin-off, we expect to have approximately 207 shareholders holding 776,415 shares of our common stock, based on the distribution of one (1) share of our common stock for every twenty (20) shares of Bollente common stock owned on October 20, 2014, the record date.

We and Bollente will be parties to a number of agreements that govern the spin-off and our future relationship. For a more detailed description of these agreements, please see “Relationship with Bollente after the Spin-Off - Agreements Between Bollente and Us.”

You will not be required to make any payment for the shares of Nuvola common stock you receive, nor will you be required to surrender or exchange your shares of Bollente common stock or take any other action in order to receive the shares of Nuvola common stock that you are entitled.  The spin-off will not affect the number of outstanding shares of Bollente’s common stock or any rights of Bollente’s shareholders.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off are set forth in the Separation and Distribution Agreement (the “Agreement”) between Bollente and Nuvola. Under the Agreement, the spin-off will be effective on the Distribution Date. The Nuvola shares will be distributed to shareholders upon effectiveness of the Form S-1 , filed by Nuvola, and upon compliance with any and all other conditions to distribution as described in Section 3 of the Agreement. Any fractional shares will be rounded up to prevent the issuance of fractional shares.

When and How You Will Receive the Nuvola Shares

On the distribution date, Bollente will release its shares of our common stock for distribution by West Coast Stock Transfer Company, the distribution agent. We will not distribute fractional shares. The Nuvola shares will be issued in the same name as listed on the Bollente shareholder list on the record date.

Treatment of Fractional Shares

Any fractional shares will be rounded up by the transfer agent to prevent the issuance of fractional shares.

Market for Our Common Stock

There is no public market for our common stock. Nuvola has filed a S-1 with the SEC registering the spun-off shares. We intend to file for inclusion of our common stock on the Over-the-Counter-Quotation Board; however, there can be no assurance that FINRA will approve the inclusion of the common stock.

Inclusion on the OTC:QB permits price quotations for our shares to be published by that service.  Although we intend to submit an application to a market maker for the OTC:QB, we do not anticipate our shares to immediately be traded in the public market. Also, secondary trading of our shares may be subject to certain state imposed restrictions. Except for the application we intend to submit to a market maker for the OTC:QB, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities.  There can be no assurance that our shares will be accepted for trading on the OTC:QB or any other recognized trading market.  Also, there can be no assurance that a public trading market will develop in the future or, if such a market does develop, that it can be sustained. Without an active public trading market, a stockholder may not be able to liquidate their shares. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations.  Factors we discuss in this information statement, including the many risks associated with an investment in our securities, may have a significant impact on the market price of our common stock.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state.  A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state.  Presently, we have no plans to register our securities in any particular state

Spin-Off Conditions and Termination

We expect the spin-off to be effective upon the occurrence of the following, among other things:

•
the SEC has declared effective our registration statement on Form S-1 , under the Exchange Act, with no stop order in effect with respect to the Form S-1 , and the information statement shall have been mailed to Bollente’s stockholders as of the record date;

•
the actions and filings necessary under securities and blue sky laws of the states of the United States and any comparable laws under any foreign jurisdictions shall have been taken and become effective;

•
no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin-off shall be in effect and no other event outside Bollente’s or Nuvola’s control shall have occurred or failed to occur that prevents the consummation of the spin-off;

•	all material government approvals and material consents necessary, if any, to consummate the spin-off shall have been received and continue to be in full force and effect; and

•
no other events or developments shall have occurred that, in the judgment of the board of directors of Bollente, in its sole and absolute discretion, would result in the spin-off having a material adverse effect on Bollente or its shareholders.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Bollente stockholders who will receive shares of Nuvola common stock in the spin-off. It is not to be construed as an inducement or encouragement to buy or sell any of our securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Bollente nor we undertake any obligation to update the information, except to the extent applicable securities laws require us to do so.

ITEM 1A.                      RISK FACTORS

Risks Relating to the Spin-Off

We may not realize the potential benefits from the spin-off.

We may not realize the potential benefits that we expect from our spin-off from Bollente. We have described those anticipated benefits elsewhere in this information statement. In addition, we will incur significant costs, including those described below, which may exceed our estimates, and we will incur some negative effects from our separation from Bollente, including loss of access to the financial, managerial and professional resources from which we have benefited in the past.

We have no history operating as an independent public company. We will incur significant costs to create the corporate infrastructure necessary to operate as an independent public company, and we will experience increased ongoing costs in connection with being an independent public company.

After the spin-off, we will become obligated to file with the SEC annual and quarterly information and other reports. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We anticipated the minimum amount of increased expenses we will incur in connection with complying with our SEC reporting obligations is $42,500 annually. We have historically used Bollente’s corporate infrastructure to support our business functions. As a subsidiary of Bollente, many important corporate functions were performed for us, including some treasury, tax, administration, accounting, financial reporting, and legal and other services.  Following the spin-off we will no longer have access to Bollente’s infrastructure and we will need to establish our own. We expect to incur costs associated with establishing the infrastructure needed to perform such corporate functions.

If the spin-off does not qualify as a tax-free transaction, you and Nuvola could be subject to material amounts of taxes.

Bollente and Nuvola has intended for this transaction to qualify for treatment under Section 355 of the U.S. Federal Income Tax Code. Neither company has sought an opinion from tax counsel regarding this spin-off. If for whatever reason, the transaction was determined to not quality under Section 355 of the Code, each U.S. holder of Bollente common stock who receives shares of Nuvola in this spin-off would generally be treated as receiving a taxable distribution of property in an amount equal to the fair market value of the shares of our common stock.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the spin-off. Management will not be required to conduct an evaluation of the effectiveness of our internal controls over financial reporting until the fiscal year for which our second annual report is due. If we are unable to achieve and maintain effective internal controls, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our financial results previously were included within the consolidated results of Bollente. As a result of the spin-off we will be directly subject to reporting and other obligations under the Exchange Act, including Section 404 of the Sarbanes-Oxley Act of 2002, which will require, beginning with the filing of our Annual Report on Form 10-K, annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. To comply with these requirements, we anticipate that we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps, and those expenses may be significant. Management will not be required to conduct an evaluation of the effectiveness of our internal controls over financial reporting until the fiscal year for which our second annual report is due. In addition, as long as we remain a smaller reporting company, we will be exempt from the auditor attestation requirements concerning management’s reports on effectiveness of internal controls over financial reporting.

If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The spin-off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

The separation is subject to review under various state and federal fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or an entity vested with the power of such creditor (including a trustee or debtor-in-possession in a bankruptcy by us or Bollente or any of its subsidiaries) were to determine that Bollente or any of its subsidiaries did not receive fair consideration or reasonably equivalent value for distributing our common stock or taking other action as part of the separation, or that we did not receive fair consideration or reasonably equivalent value for incurring indebtedness, transferring assets or taking other action as part of the separation and, at the time of such action, we, Bollente or any of its subsidiaries (i) was insolvent or would be rendered insolvent, (ii) had reasonably small capital with which to carry on its business and all business in which it intended to engage or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could void the separation as a constructive fraudulent transfer. The court could impose a number of different remedies, including voiding our liens and claims against Bollente, or providing Bollente with a claim for money damages against us in an amount equal to the difference between the consideration received by Bollente and the fair market value of our Company at the time of the separation.

The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities) or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that we, Bollente or any of its subsidiaries were solvent at the time of or after giving effect to the spin-off, including the distribution of our common stock.

Under the Separation and Distribution Agreement, from and after the separation, each of Bollente and we will be responsible for the debts, liabilities and other obligations related to the business or businesses which it owns and operates following the consummation of the separation, and each of Bollente and we will assume or retain certain liabilities for the operation of our respective businesses prior to the spin-off and certain liabilities related to the spin-off. Although we do not expect to be liable for any such obligations not expressly assumed by us pursuant to the Separation and Distribution Agreement, it is possible that a court would disregard the allocation agreed to between the parties, and require that we assume responsibility for obligations allocated to Bollente, particularly if Bollente were to refuse or were unable to pay or perform the subject allocated obligations.

Risks Relating to Ownership of Our Common Stock

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.”

Even if we no longer qualify as an “emerging growth company”, we may still be subject to reduced reporting requirements so long as we are considered a “Smaller Reporting Company.”

Many of the exemptions available for emerging growth companies are also available to smaller reporting companies like us that have less than $75 million of worldwide common equity held by non-affiliates.  So, although we may no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

Shareholders who hold unregistered shares of our common stock are subject to resale restrictions pursuant to Rule 144, due to our status as a “Shell Company.”

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, because we have nominal assets, we are considered a “shell company.” The Company’s shell company status results in the following consequences: (i) the Company is ineligible to file a registration of securities using Form S-8; and (ii) pursuant to Rule 144, sales of our securities pursuant to Rule 144 are not able to be made until we have ceased to be a “shell company” and we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and have filed all of our required periodic reports for at least the previous one year period prior to any sale pursuant to Rule 144; and a period of at least twelve months has elapsed from the date “Form 10 information” (i.e., information similar to that which would be found in a Form 10 Registration Statement filing with the SEC) has been filed with the Commission reflecting the Company’s status as a non-“shell company.” Because none of our non-registered securities can be sold pursuant to Rule 144, until one year after filing Form 10 like information with the SEC, any non-registered securities we sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose will have no liquidity until and unless such securities are registered with the Commission and/or until 12 months after we cease to be a “shell company” and have complied with the other requirements of Rule 144, as described above. As a result, it may be harder for us to fund our operations and pay our consultants with our securities instead of cash. Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. Our status as a “shell company” could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price.

As of the date of this information statement, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC-QB market maker for sponsorship of our securities on the Over-the-Counter-QB, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC-QB, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, shareholders may be unable to liquidate their shares for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this spin-off.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for shareholders to liquidate their shares even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Risks Relating to Our Industry and Our Business

Our present limited operations have not yet proven profitable.

To date we have not shown a profit in our operations. We do not presently have any other customers other than Bollente. We cannot assure that we will achieve or attain profitability in 2014 or at any other time. If we cannot achieve operating profitability, we may not be able to meet our working capital requirements, which will have a material adverse effect on our business operating results and financial condition.

We will need additional capital to finance our operations, which we may not be able to raise or it may only be available on terms unfavorable to us and or our stockholders. This may result in our inability to fund our working capital requirements and harm our operational results.

Current cash on hand and the other sources of liquidity will not be sufficient enough to fund our operations in the ordinary course of business through fiscal 2014. Our monthly expenses range between $10,000 and $25,000. We will need to raise $125,000 in additional funds to expand our operations for a twelve month period. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

We are significantly dependent on our sole officer. The loss or unavailability to Nuvola of Mr. Rassás’ services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements.

Our business plan is significantly dependent upon the abilities and continued participation of Mr. Rassás, our sole officer. It would be difficult to replace Mr. Rassás at such an early stage of development. The loss by or unavailability to Nuvola of Mr. Rassás’ services would have an adverse effect on our business operations and prospects, in that our inability to replace could result in the loss of one’s investment. Mr. Rassás will generate sales through direct marketing and by creating personal contacts; some of whom we may lose as a result of losing Mr. Rassás. If this occurs it may significantly affect our revenues. Finding someone with either Mr. Rassás’ extensive knowledge will be difficult. There can be no assurance that we would be able to locate or employ personnel to replace Mr. Rassás, should his services be discontinued.

Mr. Rassás is involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Rassás’ limited time devotion to Nuvola could have the effect on our operations of preventing us from being a successful business operation, which ultimately could cause a loss of your investment.

As compared to many other public companies, we do not have the depth of managerial or technical personnel. Mr. Rassás is currently and may continue to be involved with other businesses.

Mr. Rassás is CEO of Airware Labs, Corp.  This business is Mr. Rassás’ main source of income and therefore requires approximately 25 to 40 hours a week of his time.  Mr. Rassás is planning on allocating an additional 15 to 20 hours a month to the affairs of Nuvola; however there can be no assurance that he will continue to provide services to us. Mr. Rassás will devote only a portion of his time to our activities. Mr. Rassás outside employment does not create a material risk of conflicts of interest with Nuvola.

We do not have an employment agreement with Mr. Rassás, therefore, he could terminate his employment with us at any time. The loss of Mr. Rassás could seriously harm our business.

The market in which we compete is highly competitive.

The market for our products and services are increasingly global and competitive.  As a result, we encounter intense competition in our business.  We expect competition to increase in the future both from existing competitors and new companies that may enter our market.  In addition, we experience competition from in-house information technology departments when companies are determining whether to continue to outsource these services or perform them in-house.  To remain competitive, we will need to invest continuously in product development, marketing, customer service and support and our service delivery infrastructure.  However, we cannot be certain that new or established competitors or in-house information technology departments will not offer products and services that are superior to or lower in price than ours.  We may not have sufficient resources to continue to invest in all areas of product development and marketing needed to maintain a competitive position.

We may need to change our pricing models to compete successfully.

The intense competition we face in the sales of our products and services and general economic and business conditions can put pressure on us to lower our prices.  If our competitors offer deep discounts on certain products or services or develop products and services that the marketplace considers more valuable, we may need to lower prices further or offer other favorable terms in order to compete successfully.  Furthermore, a shift by customers towards products and services that are less expensive may also adversely affect pricing for our products.  Any such changes could have a material adverse effect on our business, results of operations and financial condition.

Our inability to adapt to rapid technological change could impair our ability to remain competitive.

The industry in which we compete is characterized by rapid technological change, frequent new product and service introductions and evolving industry standards.  Our future success will depend in significant part on our ability to anticipate industry standards and to continue to enhance existing products and services and introduce and acquire new products and services on a timely basis to keep pace with technological developments.  We expect that we will continue to incur significant expenses in the design, development and marketing of new products and services.  Our competitors may implement new technologies before we are able to implement them, allowing our competitors to provide more effective products and services at lower prices.

We cannot provide assurance that we will be successful in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving industry standards, that we will not experience difficulties that could delay or prevent the successful development, acquisition or marketing of such products or services or that our new or enhanced products and services will adequately meet the requirements of the marketplace and achieve market acceptance.  Any delay or failure in the introduction of new or enhanced products or services, or the failure of such products or services to achieve market acceptance, could have a material adverse effect on our business, results of operations and financial condition.

Risks associated with the Internet, changing standards, alternate technologies, competition, taxation, regulation and associated compliance efforts may adversely impact our business.

The use of the Internet as a vehicle for electronic data interchange, or EDI, and related services currently raises numerous issues, including reliability, data security, data integrity and rapidly evolving standards.  New competitors, which may include media, software vendors and telecommunications companies, offer products and services that utilize the Internet in competition with our products and services and may be less expensive or process transactions and data faster and more efficiently.  Internet-based commerce is subject to increasing regulation by federal, state and foreign governments, including in the areas of data privacy and breaches.  Laws and regulations relating to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for Internet-based solutions and restricting our ability to store, process and share data through the Internet.  Taxation of services provided over the Internet and governmental restrictions on Internet usage may be imposed in jurisdictions where we operate.  Although we believe that the Internet will continue to provide opportunities to expand the use of our products and services, we cannot ensure that our efforts to exploit these opportunities will be successful or that increased usage of the Internet for business integration products and services or increased competition, taxation and regulation will not adversely affect our business, results of operations and financial condition.

Business disruptions could adversely affect our business, results of operations and financial condition.

Unexpected events, including natural disasters and severe weather events, could increase the cost of doing business or otherwise harm our business or our customers’ businesses. It is not possible for us to predict the occurrence or consequence of any such events.  However, such events could reduce demand for our products and services or make it difficult or impossible for us to deliver our products and services to our customers.

Our products and services may not achieve market acceptance, which could cause our revenue to decline.

Deployment of our products and services requires interoperability with a variety of software applications and systems and, in some cases, the ability to process a high number of transactions.  If our products and services fail to satisfy these demanding technological objectives, our customers may be dissatisfied and we may be unable to generate future sales.  Failure to establish a significant base of customer references will significantly reduce our ability to sell our products and services to customers.

We are frequently required to enhance and update our products and services as a result of changing standards and technological developments, which makes it difficult to recover the cost of development and forces us to continually qualify new products with our customers.

For our products to be competitive, we must be among the first to market with next-generation products.  Over the last several years, the rate at which new technological developments have been introduced into the market has grown at a much more rapid pace than it had previously.  Continually updated standards for the electronic exchange of information, such as those issued by the American National Standards Institute, have required us to produce frequent enhancements to our products and services and provide some of our value-added solutions and related software with additional functionality.  The frequency with which we must enhance our products makes it more difficult for us to recover the costs associated with product development because those costs must be recovered over increasingly shorter periods of time.  We expect this trend to continue, and it may even accelerate.  As a result, we may not be able to recover all of our product development costs, which could affect our profitability.  Any failure or delay in our product development or quality assurance process could result in our losing sales until we are able to introduce the new product.

We may experience product failures or other problems with new products, all of which could adversely impact our business.

Software products and application-based services as complex as those we offer may contain undetected errors or failures when first introduced or when new versions are released.  If software errors are discovered after introduction, our software licensees may seek to assert claims of liability.  We also could experience delays or lost revenues during the period required to correct the errors or loss of, or delay in, market acceptance, which could have a material adverse effect on our business, results of operations and financial condition.

The use of “open source” software in our products and services may expose us to additional risks and harm our intellectual property.

Our products and services sometimes utilize and incorporate software that is subject to open source licenses.  Open source software is freely accessible, usable and modifiable.  Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software.  In addition, certain open source software licenses require the user of such software to make any derivative works of the open source-code available to others on unfavorable terms or at no cost.  This can effectively render what was previously proprietary software open source software.

While we monitor the use of all open source software in our products and services and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product or service, such use could inadvertently occur.  Additionally, if a third party software provider has incorporated certain types of open source software into software we license from such third party for our products or services, we could, under certain circumstances, be required to disclose the source-code to our products or services.  This could harm our intellectual property position and have a material adverse effect on our business, results of operations and financial condition.

We may experience service failures or interruptions due to defects in the hardware, software, infrastructure, third party components or processes that comprise our existing or new solutions, as well as human error, any of which could adversely affect our business.

There may be defects in the hardware, software, infrastructure, third party components or processes that are part of the services and solutions we provide.  If these defects lead to service failures, we could experience delays or lost revenues during the period required to correct the cause of the defects.  We cannot be certain that defects will not be found in new solutions or upgraded solutions, resulting in loss of, or delay in, market acceptance, which could have an adverse effect on our business, results of operations and financial condition.

Because customers use our services and solutions for critical business processes, any defect in our solutions, any disruption to our solutions, or any error in execution, as well as human error, could cause recurring revenue customers to cancel their contracts with us, prevent potential customers from joining our network and harm our reputation.  These defects, disruptions or errors, could be subject to litigation for actual or alleged losses to our customers’ businesses, which may require us to spend significant time and money in litigation or arbitration or to pay significant settlements or damages.  We do not currently maintain any warranty reserves.  Defending a lawsuit, regardless of its merit, could be costly and divert management’s attention and could cause our business to suffer.

The insurers under our existing liability insurance policy could deny coverage of a future claim that results from an error or defect in our technology or a resulting disruption in our solutions, or our existing liability insurance might not be adequate to cover all of the damages and other costs of such a claim.  Moreover, we cannot assure you that our current liability insurance coverage will continue to be available to us on acceptable terms or at all.  The successful assertion against us of one or more large claims that exceeds our insurance coverage, or the occurrence of changes in our liability insurance policy, including an increase in premiums or imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and operating results.  Even if we succeed in litigation with respect to a claim, we are likely to incur substantial costs and our management’s attention will be diverted from our operations.

We rely on third parties to provide certain services, and any failure of such third parties could adversely affect our business, results of operations and financial condition.

Failure of our third party providers to provide adequate Internet, telecommunications and power services could result in significant loss of revenue.  Our operations depend upon third parties for Internet access and telecommunications services, as well as for data center co-location services.  Frequent or prolonged interruptions of these services could result in significant loss of revenues.  We could experience outages, delays and other difficulties due to system failures unrelated to our internal activities in the future.  These types of occurrences could also cause users to perceive our services as not functioning properly and therefore cause them to use other methods to deliver and receive information.  We have limited control over these third parties and cannot provide assurance that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms or that the quality of services that they provide will remain at the levels needed to enable us to conduct our business effectively, which could have a material adverse effect on our business, results of operations and financial condition.

Security breaches could harm our business.

A significant component of electronic data interchange is the secure processing and transmission of confidential information over telecommunications networks. In facilitating data exchange between our customers and their trading partners, we rely on encryption and authentication technology licensed from third parties and intrusion detection technologies to protect the confidentiality of our customers’ information.  We cannot assure you that our efforts to protect this information will be successful, due to the actions of third parties, software bugs or other technical malfunctions, employee error or malfeasance, or other factors.

Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data.  A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.  Our security measures may not prevent security breaches.  Our failure to prevent security breaches could harm our business, damage our reputation and expose us to a risk of loss or litigation, regulatory action and possible liability, each of which could affect our financial condition, results of operations and growth prospects.  We also may need to incur significant additional costs to protect against similar information security breaches in the future.   Furthermore, such security breaches could lead our existing customers and potential customers to have significant concerns about secure transmissions of confidential information which may create a significant obstacle in the general acceptance of our products and services.

Our operations are dependent on our ability to protect our data centers against damage.

Our operations are dependent upon our ability, or the ability of third party providers, to protect our computer equipment and the information stored in our or third party data centers against damage that may be caused by fire, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters, terrorist attacks and other events.  We cannot provide assurance that terrorism, fire or other natural disaster, including national, regional or local telecommunications disruptions, would not result in a prolonged disruption of our network services or permanently impair some of our operations.  A prolonged service disruption or other impairment of operations could:  damage our reputation with customers; expose us to liability; cause us to lose existing customers; or increase the difficulty of attracting new customers.  We may also incur significant costs for using alternative off-site equipment or taking other actions in preparation for, or in reaction to, events that damage our data centers.

We maintain business interruption insurance.  However, even if we recovered under such an insurance policy, the lost revenues or increased costs that we experience during the disruption of our network services business, and longer term revenue losses due to loss of customers, may not be recoverable under the policy.  If this were to occur, our business, results of operations and financial condition could be materially adversely affected.

A failure to attract or retain qualified personnel or highly skilled employees could adversely affect our business.

Given the complex nature of the technology on which our business is based and the speed with which such technology advances, our future success is dependent, in large part, upon our ability to attract and retain highly qualified managerial, technical and sales personnel.  Competition for talented personnel is intense, and we cannot be certain that we can retain our managerial, technical and sales personnel, or that we can attract, assimilate or retain such personnel in the future.  Our inability to attract and retain such personnel could have a material adverse effect on our business, results of operations and financial condition.

Delays and inaccuracies in our billing and information systems may have an adverse effect on our operations.

Sophisticated information and billing systems are vital to our growth and ability to monitor costs, bill customers, provide services to customers and achieve operating efficiencies.  As we begin to offer new products and services, we intend to install new billing systems or upgrade existing ones.  Delays or inaccuracies in billing, our inability to implement solutions in a timely manner or our failure to implement and maintain sophisticated information and billing systems may have an adverse effect on our business, results of operations and financial condition.

ITEM 2.                      FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Except for the historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this report. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this registration statement. Our discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes and with the understanding that our actual future results may be materially different from what we currently expect.

Introduction

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is a supplement to the accompanying financial statements and provides additional information on Nuvola’s business recent developments, financial condition, liquidity and capital resources, cash flows and results and operations.

The Separation and Spin-off

On January 28, 2014, Bollente announced that its board of directors had approved moving forward with plans to separate its wholly-owned subsidiary, Nuvola, into an independent, publicly traded company, through a spin-off that is expected to be completed in accordance with a separation and distribution agreement between Bollente and Nuvola.  The spin-off is generally intended to be tax free to the stockholders and to Bollente and Nuvola. Bollente intends to distribute, on a pro rata basis, shares of Nuvola common stock to the Bollente shareholders as of the record date for the spin-off. Upon completion of the spin-off, Bollente and Nuvola will each be independent, publicly traded companies and will have separate public ownership, board of directors and management. The spin-off is, among other things, subject to the satisfaction of the conditions described above under “The Spin-Off – Spin-Off Conditions and Termination.” Nuvola was incorporated in Nevada as a wholly-owned subsidiary of Bollente on November 21, 2013. See discussion under the heading “The Spin-Off” included above for further details.

Background Overview

Nuvola is a development stage company incorporated in the State of Nevada in November 21, 2013. We were formed, as a wholly-owned subsidiary to Bollente to serve as the next-generation home automation and intelligence division of the Bollente portfolio companies to provide technical integration, innovation and ongoing revenue streams after the sale of the individual product.  In November of 2013 we commenced our planned principal operations, and therefore have no significant assets.

Since inception on November 21, 2013 through June 30, 2014, we have generated $6,200 revenues and have incurred a net loss of $30,500. From November 2013 through June 2014 our business activities included the formation of our corporate entity and development of our business plan. We also initiated the process of the Company audit, as well as secured our website domain and posted our initial webpage.

Results of Operations for the Six Months Ended June 30, 2014

Revenues

During the six months ended June 30, 2014, we generated $6,200 in revenues pursuant to our Software and Services License Agreement with Bollente (related party), and incurred a net loss of $15,965.

On May 1, 2014, the Company entered into a Software and Services License Agreement with Bollente. Pursuant to the agreement, Nuvola granted to Bollente, a non-exclusive, non-transferable license to use the cloud diagnostic software, database, and source code relating to the 5 SKU’s of trutankless® model water heaters (the “Software”). Bollente may use the Software for its own use. The term of the agreement is for one year beginning on May 1, 2014 and will continue thereafter unless terminated by written agreement by both parties. Bollente will pay Nuvola a monthly fee, due on the 1st of each month as follows:

•	1 to 4,999 Units $3,100 per month
•	5,000 to 9,999 Units $4,500 per month
•	10,000 to 24,999 Units $5,800 per month

Expenses

Operating expenses totaled $ 177,165 during the six months ended June 30, 2014. The operating expenses consisted of general and administrative of $3,060 and professional fees of $174,105. The nature of the professional fees is $4,500 in accounting, $33,000 in consulting, $135,000 in legal and $1,605 in EDGAR filings.

Results of Operations for the Year Ended December 31, 2013

Revenues

Since our inception on November 21, 2013 through December 31, 2013, we have not generated revenues, and have incurred a net loss of $10,500.

Expenses

Operating expenses totaled $10,500 from the period of inception on November 21, 2013 through December 31, 2013.

Going Concern

The financial statements included in this filing have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring start-up costs and expenses. As a result, the Company incurred accumulated net losses from Inception (November 21, 2013) through the period ended June 30, 2014 of ($181,465). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Liquidity and Capital Resources

Since inception, we have financed our cash flow requirements through capital investments from Bollente and through funds from 8% convertible notes.  As of December 2013, the Company received a loan from Bollente totaling $13,000.  The loan has 0% interest, is unsecured and is due upon demand. We do not have a loan document.  As of June 30, 2014, the Company received another loan from Bollente totaling $73,000. The loan has 0% interest, is unsecured and is due upon demand. We do not have a loan document.

On November 21, 2013, we issued 500,000 shares of our restricted common stock to Bollente in exchange for reimbursement of incorporation costs totaling $500.

On August 15, 2014, we issued 248,224 shares of our restricted common stock to Bollente as part of conversion of debt of $248.22.

On October 9, 2014, we issued 28,191 shares of our restricted common stock to Bollente as part of conversion of debt of $28.191.

In June of 2014, we issued $200,000 aggregate principal amount of 8% convertible notes to accredited investors only. The convertible notes bear interest of 8% per annum with principal and interest due and payable on June 1, 2015 (“Maturity Date”). The convertible notes are convertible at the option of the holder into common stock at a conversion price of $0.50 per share at any time prior to the Maturity Date.

As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of service sales. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we need to generate sufficient revenues from product sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks for us include, but are not limited to, an evolving and developing business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and expand our line of services, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Nuvola was formed to serve as the next-generation home automation and intelligence division of the Bollente portfolio companies to provide technical integration, innovation and ongoing revenue streams after the sale of the individual product.  As a B2B technology solutions service, Nuvola will provide a cloud-based technology, diagnostics, lead generation and fulfillment to installers and service providers of smart home products and appliances.

There is still no assurance that, we will be able to maintain operations at a level sufficient for an investor to obtain a return on their investment in our common stock. Further, we may continue to be unprofitable.

Since inception, we have financed our cash flow requirements through issuance of common stock. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of product sales. Additionally we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. Our ability to obtain needed capital is uncertain. Our lack of operating history makes an investment in our company, and the availability of capital risky.

Even though we intend to begin generating revenues, we can make no assurances and therefore we may incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually research for new information, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Current and Future Sources of Liquidity

Our principal sources of liquidity are capital investments, cash flows generated from operations and our existing cash and cash equivalents. At June 30, 2014, we had cash and cash equivalents of $155.

Cash and cash equivalents currently on hand are not sufficient to continue operations for the next twelve months. Our monthly expenses range between $10,000 and $25,000. We expect that continued focus on acquiring new customers will enable us to increase profitable revenues from operating activities. Our only source of monthly revenue is pursuant to our Software and Services License Agreement with Bollente. If we do not generate sufficient cash from operations, we have the ability to reduce certain expenses depending on the level of business operation. We will need to raise $125,000 in additional funds to expand our operations for a twelve month period.

We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions.

ITEM 3.                      PROPERTIES

We currently maintain an office at 8800 N. Gainey Center Dr., Suite 270, Scottsdale, Arizona 85258. There are currently no proposed programs for the renovation, improvement or development of the facilities we currently use.  We currently pay $0 per month in rent. We do not believe that we will need to obtain additional office space at any time in the foreseeable future, approximately 12 months, until our business plan is more fully implemented.

We and Bollente expect to enter into an agreement with respect to the sublease of office space following the spin-off. We expect that Bollente will sublease office space to us in Scottsdale, Arizona. The rental amounts under those lease and sublease arrangements will be priced at levels reflecting either market rates or a pro rata share of square footage utilized.

Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

ITEM 4.                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information, as of the date of this information statement, and as adjusted as if the spin-off shares have been distributed, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group.

We have based the percentage of class amounts set forth below on each indicated person’s beneficial ownership of Bollente common stock as of October 8, 2014, unless we indicate some other basis for the share amounts, and based on the distribution of one share of our common stock for every twenty shares of Bollente common stock outstanding. To the extent our directors and executive officers own shares of Bollente common stock at the time of the spin-off, they will participate in the distribution of shares of common stock in the spin-off on the same terms as other holders of Bollente common stock. Following the spin-off, we will have an aggregate of approximately 776,415 shares of common stock outstanding, based on approximately 15,528,301 shares of Bollente common stock outstanding on October 8, 2014. The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and executive officers is c/o Nuvola, Inc., 8800 N. Gainey Center Dr., Suite 270, Scottsdale, Arizona 85258.

Security Ownership of Management
Name of Beneficial Owner	Number Of Shares	Percent
Jeffrey I. Rassás	25,000	3.3%
Robertson J. Orr	28,316	3.6%
All Directors and Officers as a Group	53 ,316	6.8%

Security Ownership of Certain Beneficial Owners
Name of Beneficial Owner	Number Of Shares	Percent
Jim Burns & Lynn Burns JT TEN	55,000	7.3%
All Principle Stockholders as a Group	55,000	7.3%

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS.

The members of our Board of Directors serve without compensation until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Our executive officer is Mr. Jeffrey I. Rassás our President, Secretary, Treasurer and Director. Information as to the executive officers and director is as follows:

Name	Age	Title	Since
Jeffrey I. Rassás	52	President, Secretary, Treasurer and Director	November 21, 2013
Robertson J. Orr	40	Director	November 21, 2013

Duties, Responsibilities and Experience

Jeffrey I. Rassás, has served as President, Secretary, Treasurer, and a Director of Nuvola, Inc. since inception on November 21, 2013. From December of 2011 to present, Mr. Rassás has served as CEO of Airware Labs, Corp., where he successfully developed and implemented a turnaround plan which included rebranding, launch and retail distribution of the patented Class 1 Medical Nasal Dilator Device. From 2006 to 2011, Mr. Rassás served as CEO and President of YouChange Holdings Corp., (publicly traded/YCNG) a development stage public company that Mr. Rassas merged later with his previous company, Infinity Resources Holdings Corp in 2012 changing it’s name to Quest Resources Holdings Corp (now publicly traded on NASDAQ/QRHC). Additionally, from 2006 to 2011, Mr. Rassás served as CEO and President of Global Alerts, holding company for Earth911.com and Pets911.com and Quest Recycling Services which was later named, Infinity Resources Holdings Corp.  Mr. Rassas with other investors acquired the assets of Earth911.com, Pets911.com and Amberalert.com from a bankruptcy sale where he sold off AmberAlert and Pets911 for a substantial return and built a team to grow Earth911.com into the nations leading environmental and sustainability resource with millions of visitors a year to the website which was also featured on Oprah several times.

Because of Mr. Rassás’ significant business experience, he provides our board with the valuable business industry expertise.

Robertson J. Orr, has served as Director of Nuvola, Inc. since inception on November 21, 2013. Mr. Orr also serves as President, Treasurer, Secretary and Director of Bollente Companies Inc., a Nevada publicly traded company, since May 12, 2010.  Mr. Orr attended Arizona State University and graduated with a BA in Business Management.  In 1998, Mr. Orr assisted in the founding of bluemedia, Inc., a successful large format digital printing company based in Tempe, Arizona.  Mr. Orr led bluemedia to profitability 9 years ago while overseeing the company's sales department and business development, and since then the company has continued to grow by more than 28% annually. In 2005, Mr. Orr and his Partners in bluemedia started a non-traditional ad agency called Blind Society, which is responsible for the direct to consumer marketing efforts of companies like AT&T, K-Swiss, and Activision. In addition to his entrepreneurial successes, Mr. Orr has been involved with supporting numerous local charitable causes through his work with the Boys & Girls Clubs of Phoenix, St. Joseph the Worker, the MDA and the ADA. He is also on the Board of Directors for the Tempe Chamber of Commerce and is active in the Phoenix 40.

Because of Mr. Orr’s significant business experience, he provides our board with the valuable business industry expertise.

Family Relationships

There are no family relationships among any of our officers or directors.

Board of Directors

Our board of directors currently consists of two directors. Our members of our board of directors do not qualify as “independent” according to the rules and regulations of the SEC and the New York Stock Exchange.

Committees of Our Board of Directors

We currently do not have standing audit, nominating and compensation committees’ board of directors, or committees performing similar functions. Until formal committees are established, our entire board of directors performs the same functions as an audit, nominating and compensation committee.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

▪	has been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

▪
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

▪
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

▪
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

▪
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

ITEM 6.                      EXECUTIVE COMPENSATION.

Overview of Compensation Program

We currently have not appointed members to serve on the Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly-situated executives of peer companies. To that end, the Board believes executive compensation packages provided by the Company to its executives, including the named executive officers should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and Directors of the Company. Decisions regarding the non-equity compensation of other employees of the Company are made by management.

Summary Compensation

Mr. Rassás has not received any compensation, including plan or non-plan compensation, nor has either executive earned any compensation as of the date of this Registration.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey I. Rassás President, Secretary, Director, & Treasurer
	2013	$0	$0	$0	$0	$0	$0	$0	$0
Robertson J. Orr Director
	2013	$0	$0	$0	$0	$0	$0	$0	$0

Future Compensation

Mr. Rassás has agreed to provide services to us without compensation until such time as there are   either sufficient funds from operations, or alternatively, that funds are available through private placements or offering in the future.

Board Committees

We do not currently have any committees of the Board of Directors, as our Board consists of two members. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

In connection with the spin-off, we intend to enter into several agreements with Bollente to define our ongoing relationship with Bollente after the spin-off. These agreements, among other things, allocate responsibility for obligations arising before and after the distribution date, including, among others, obligations relating to our employees, various transition services and taxes. For more information about those agreements and our historical relationship with Bollente, see “Relationship with Bollente after the Spin-Off.”

The Company currently utilizes Bollente’s office space provided at no cost.

On May 1, 2014, the Company entered into a Software and Services License Agreement with Bollente. Pursuant to the agreement, Nuvola granted to Bollente, a non-exclusive, non-transferable license to use the cloud diagnostic software, database, and source code relating to the 5 SKU’s of trutankless® model water heaters (the “Software”). Bollente may use the Software for its own use. The term of the agreement is for one year beginning on May 1, 2014 and will continue thereafter unless terminated by written agreement by both parties. Bollente will pay Nuvola a monthly fee, due on the 1st of each month as follows:

•	1 to 4,999 Units $3,100 per month
•	5,000 to 9,999 Units $4,500 per month
•	10,000 to 24,999 Units $5,800 per month

Note Payables

In December 2013, the Company received a loan from Bollente totaling $13,000.  The loan has 0% interest, is unsecured and is due upon demand. We do not have a loan document.

As of June 30, 2014, the Company received another loan from Bollente totaling $73,000. The loan has 0% interest, is unsecured and is due upon demand. We do not have a loan document.

Note Receivable

As of June 30, 2014, we loaned $135,000 (of the $200,000 funds received from the convertible note investors) to Bollente to assist with short term financing. The loan amount is due upon demand, has 0% interest and is unsecured. We do not have a formal promissory note from Bollente.

RELATIONSHIP WITH BOLLENTE AFTER THE SPIN-OFF

Historical Relationship with Bollente

We are currently a wholly-owned subsidiary of Bollente. Our Company was incorporated in Nevada on November 21, 2013. As a result of this historical parent-subsidiary relationship, in the ordinary course of business, we have received various services provided by Bollente, including treasury, tax, legal and other services. Other than a promissory note for $13,000 and a Software and Services License Agreement, there are no other agreements between Bollente and Nuvola.

Bollente’s Distribution of Our Stock

Bollente will be our sole shareholder until completion of the spin-off. In the spin-off, Bollente is distributing its entire equity interest in us to its shareholders in a transaction that is intended to be tax free to Bollente and its U.S. shareholders. The spin-off is subject to a number of conditions, some of which are more fully described above under “The Spin-Off – Spin-Off Conditions and Termination.”

Agreements between Bollente and Us

In the discussion that follows, we have described the material provisions of agreements we intend to enter into with Bollente. The description of those agreements is not complete and is qualified by reference to the terms of agreements, the forms of which are included as exhibits to this registration statement on Form 10. We encourage you to read the full text of those agreements.

Separation and Distribution Agreement

The Separation and Distribution Agreement (the “Agreement”) will contain the key provisions relating to the spin-off, including provisions relating to the principal intercompany transactions required to effect the spin-off, the conditions to the spin-off and provisions governing the relationships between Bollente and Nuvola after the spin-off.

Distribution and Conditions to the Distribution. The Agreement is expected to provide that, on or prior to the distribution date for the spin-off:

•
the SEC has declared effective our registration statement on Form S-1 under the Exchange Act, with no stop order in effect with respect to the Form S-1 , and this information statement shall have been mailed to Bollente’s stockholders as of the record date;

•
the actions and filings necessary under securities and blue sky laws of the states of the United States and any comparable laws under any foreign jurisdictions shall have been taken and become effective;

•
no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the spin-off shall be in effect and no other event outside Bollente’s or Nuvola’s control shall have occurred or failed to occur that prevents the consummation of the spin-off;

•	all material government approvals and material consents necessary, if any, to consummate the spin-off shall have been received and continue to be in full force and effect; and

•
no other events or developments shall have occurred that, in the judgment of the board of directors of Bollente, in its sole and absolute discretion, would result in the spin-off having a material adverse effect on Bollente or its shareholders.

Release of Liabilities, Indemnification and Insurance. The Agreement will contain provisions regarding the release of intercompany claims and liabilities, except liabilities specifically provided for in the Agreement.  Each company shall hold harmless each other, each member director, officers, heirs, executors, successors and assigns from and against all liabilities of each other.

Transition Services Agreement

On or before the distribution date, we and Bollente will enter into a transition services agreement under which Bollente will provide and/or make available various administrative services and assets to us, for the one-year period beginning on the distribution date. We anticipate the services Bollente will provide us will include:

•	administrative services; and
•	accounting services.

In consideration for such services, we will each pay fees to Bollente for the services provided, and those fees will generally be in amounts intended to allow Bollente to recover all of its direct and indirect costs incurred in providing those services.

The personnel performing services under the transition services agreement will be employees and/or independent contractors of Bollente and will not be under the direction or control of us.

The transition services agreement will also contain customary mutual indemnification provisions.

Any extension or renewal of the transition services agreement beyond the first year following the spin-off will be subject to the mutual agreement of Bollente and us.

Office Lease and Sublease

We and Bollente expect to enter into an agreement with respect to the sublease of office space following the spin-off. We expect that Bollente will sublease office space to us in Scottsdale, Arizona. The rental amounts under those lease and sublease arrangements will be priced at levels reflecting either market rates or a pro rata share of square footage utilized.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined in Section 803A of the NYSE Amex LLC Company Guide. Since the OTCQB does not have rules regarding director independence, the Board makes its determination as to director independence based on the definition of “independence” as defined under the rules of the New York Stock Exchange (“NYSE”) and American Stock Exchange (“Amex”).

ITEM 8.                      LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

ITEM 9.                      MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

We intend to file for inclusion of our common stock on the Over-the-Counter Exchange; however, there can be no assurance that FINRA will approve the inclusion of the common stock. Prior to the effective date of this filing, our common stock was not traded.

Holders of Common Stock

As of the date of this Form 10, and as adjusted as if the spin-off shares have been distributed, we have 207 shareholders of record of the 776,415 shares outstanding.

Dividends

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

Securities Authorized for Issuance under Equity Compensation Plans

We currently do not maintain any equity compensation plans.

ITEM 10.                      RECENT SALES OF UNREGISTERED SECURITIES.

On November 21, 2013, we issued 500,000 shares of our restricted common stock to Bollente in exchange for reimbursement of incorporation costs totaling $500.

On August 15, 2014, we issued 248,224 shares of our restricted common stock to Bollente as part of conversion of debt of $248.22.

On October 9, 2014, we issued 28,191 shares of our restricted common stock to Bollente as part of conversion of debt of $28.191.

In June of 2014, we issued $200,000 aggregate principal amount of 8% convertible notes to accredited investors only. The convertible notes bear interest of 8% per annum with principal and interest due and payable on June 1, 2015 (“Maturity Date”). The convertible notes are convertible at the option of the holder into common stock at a conversion price of $0.50 per share at any time prior to the Maturity Date.

We made the above common stock issuance in reliance upon the exemption from registration under Section 4(2) of the Securities Act for private offerings not involving a public distribution. We believe that the issuance and sale of the above securities were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The securities were issued directly by us and did not involve a public offering or general solicitation. The recipient of the securities were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the securities, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

ITEM 11.                      DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

Our articles of incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value. Holders of common stock have no cumulative voting rights, but are entitled to one vote for each share of common stock they hold. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution or winding up of Nuvola, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares of Preferred stock are outstanding as of the date of this Current Report.  The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series.  Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•      adopt resolutions;
•      to issue the Shares;
•      to fix the number of shares;
•      to change the number of shares constituting any series; and
•      to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
*      dividend rights (including whether dividends are cumulative);
*      dividend rates;
*      terms of redemption (including sinking fund provisions);
*      redemption prices;
*      conversion rights; and

*	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management.  The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock.  For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.  Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

ITEM 12.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our articles of incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada law.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of Nuvola will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders
•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
•	or under applicable Sections of the Nevada Revised Statutes
•	the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or,
•	for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means, they are required to exercise good faith and fairness in all dealings affecting Nuvola. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Nuvola in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

ITEM 13.                      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements, notes thereto and the related independent registered public accounting firm’s report are set forth following the signature page to this registration statement beginning on page F-1 and are incorporated herein by reference.

ITEM 14.                      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

Financial Statements:

The financial statements listed in the "Index to Financial Statements" at page 29 are filed as part of this report.

Exhibit Index:

The following exhibits are filed as part of this registration statement:

Exhibit Number	Exhibit Description
3(i)(a)*	Articles of Incorporation dated November 21, 2013
3(ii)(a)*	Bylaws
4*	Instruments defining the rights of security holders: (a) Articles of Incorporation (b) Bylaws
2.1*	Separation and Distribution Agreement
2.2*	Addendum No. 1 to Separation and Distribution Agreement dated October 9, 2014
10.1*	Software and Services License Agreement dated May 1, 2014
10.2*	Transition Services Agreement
10.3*	Addendum No. 1 to Transition Services Agreement dated October 9, 2014
10.4*	Independent Contractor Agreement dated May 1, 2014

99.1*	Information Statement
*	Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

NUVOLA, INC.

By: /S/ Jeffrey I. Rassás
      Jeffrey I. Rassás, President

Date: November 3, 2014

NUVOLA, INC.

  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Nuvola, Inc.

We have audited the accompanying balance sheet of Nuvola, Inc. (A Development Stage Company) (the "Company") as of December 31, 2013 and the related statement of operations, stockholders’ (deficit), and cash flows for the period from inception (November 21, 2013) to December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over the financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nuvola, Inc. as of December 31, 2013 and the result of its operations and its cash flows for the period from inception (November 21, 2013) to December 31, 2013, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith, LLC
Henderson, Nevada
April 30, 2014

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(audited)

December 31,
2013

ASSETS

Current assets:
Cash	$3,000
Total current assets	3,000

Total assets	$3,000

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities:
Notes payable - related party	$13,000
Total current liabilities	13,000

Total liabilities	13,000

Stockholders' (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding
as of December 31, 2013	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 500,000 shares issued and outstanding
as of December 31, 2013	500
Additional paid-in capital	-
Deficit accumulated during development stage	(10,500)
Total stockholders' (deficit)	(10,000)

Total liabilities and stockholders' (deficit)	$3,000

See Accompanying Notes to Financial Statements.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(audited)

Inception
(November 21, 2013)
to
December 31,
2013

Revenue	$-

Operating expenses:
General and administrative	500
Professional fees	10,000

Total operating expenses	10,500

Net loss	$(10,500)

Net loss per common share - basic	$(0.02)

Weighted average number of common shares
outstanding - basic and fully diluted	500,000

See Accompanying Notes to Financial Statements.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' (DEFICIT)
(audited)

						Deficit
						Accumulated
					Additional	During	Total
	Preferred Shares		Common Shares		Paid-In	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)
November 21, 2013
Issuance of common stock for incorporation costs	-	$-	500,000	$500	$-	$-	$500

Net loss						(10,500)	(10,500)

Balance, December 31, 2013	-	$-	500,000	$500	$-	$(10,500)	$(10,000)

See Accompanying Notes to Financial Statements.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
(audited)

Inception
(November 21, 2013)
to
December 31,
2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,500)
Adjustments to reconcile net loss
to net cash used in operating activities:
Shares issued for reimbursement of parent paying for incorporation costs	500

Net cash used in operating activities	(10,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable - related party	13,000

Net cash provided by financing activities	13,000

NET CHANGE IN CASH	3,000

CASH AT BEGINNING OF YEAR	-

CASH AT END OF YEAR	$3,000

SUPPLEMENTAL INFORMATION:
Interest paid	$-
Income taxes paid	$-

Non-cash investing and financing activities:
Shares issued for incorporation costs	$500

See Accompanying Notes to Financial Statements.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
The Company was incorporated on November 21, 2013 (Date of Inception) under the laws of the State of Nevada, as Nuvola, Inc.

The Company has not commenced significant operations and, in accordance with ASC Topic 915, the Company is considered a development stage company.

Nature of operations
The Company is a premier provider cloud-based technology, diagnostics, lead generation and fulfillment to installers and service providers of smart home products and appliances

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Stock-based compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition
The Company's revenues are anticipated to be derived from multiple sources.  Primarily revenues will be earned as services are rendered.

Advertising costs
Advertising costs are anticipated to be expensed as incurred; however there were $0 advertising costs included in general and administrative expenses for the period of inception (November 21, 2013) to December 31, 2013.

Income taxes
The Company follows ASC Topic 740 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of December 31, 2013, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material affect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. As of December 31, 2013, no income tax expense has been incurred.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share
The Company follows ASC Topic 260 to account for the earnings per share. Basic earning per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earning per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2013. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaid expenses and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market.  Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Recent pronouncements
The Company has evaluated recent accounting pronouncements through the filing date and believes that none of them will have a material effect on the Company’s financial statements.

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring start up costs and expenses. As a result, the Company incurred accumulated net losses from Inception (November 21, 2013) through the period ended December 31, 2013 of ($10,500). In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – NOTES PAYABLE – RELATED PARTY

December 31, 2013
Note payable to a related party which is the parent corporation, unsecured, due upon demand	$13,000

Notes Payable – Current	$13,000

NOTE 4 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 10,000,000 shares of it $0.001 par value preferred stock and 100,000,000 shares of its $0.001 par value common stock.

Common stock
On November 21, 2013, the parent corporation paid for incorporation costs totaling $500 for the purchase of 500,000 shares of common stock.

NOTE 5 – INCOME TAXES

At December 31, 2013, the Company had a federal operating loss carryforward of $10,500 which begins to expire in 2033.

Components of net deferred tax assets, including a valuation allowance, are as follows at December 31, 2013:

2013
Deferred tax assets:
Net operating loss carryforward	$3,675
Total deferred tax assets	3,675
Less: Valuation allowance	(3,675)
Net deferred tax assets	$-

NUVOLA, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(AUDITED)

NOTE 5 – INCOME TAXES (CONTINUED)

The valuation allowance for deferred tax assets as of December 31, 2013 was $3,675, which will begin to expire 2033.  In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2013 and maintained a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2013:

2013
Federal statutory rate	(35.0)%
State taxes, net of federal benefit	(0.00)%
Change in valuation allowance	35.0%
Effective tax rate	0.0%

NUVOLA, INC.
BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2014	2013

ASSETS

Current assets:
Cash	$155	$3,000
Total current assets	155	3,000

Total assets	$155	$3,000

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities:
Accounts payable	$92,500	$-
Notes payable - related party	73,100	13,000
Convertible notes payable	150,000	-
Convertible notes payable - related party	520	-
Total current liabilities	316,120	13,000

Total liabilities	316,120	13,000

Stockholders' (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding
as of June 30, 2014 and December 31, 2013	-	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 500,000 shares issued and outstanding
as of June 30, 2014 and December 31, 2013	500	500
Additional paid-in capital	-	-
Notes receivable - related party	(135,000)	-
Accumulated (deficit)	(181,465)	(10,500)
Total stockholders' (deficit)	(315,965)	(10,000)

Total liabilities and stockholders' (deficit)	$155	$3,000

See accompanying notes to financial statements.

NUVOLA, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	For the	For the
	three months	six months
	ended	ended
	June 30,	June 30,
	2014	2014

Revenue –related party	$6,200	$6,200

Operating expenses:
General and administrative	3,060	3,060
Professional fees	19,105	174,105

Total operating expenses	22,165	177,165

Net loss	$(15,965)	$(170,965)

Net loss per common share - basic	$(0.03)	$(0.34)

Weighted average number of common shares
outstanding - basic and fully diluted	500,000	500,000

See accompanying notes to financial statements.

NUVOLA, INC.
STATEMENTS OF CASH FLOWS
(unaudited)

For the
six months
ended
June 30,
2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(170,965)
Adjustments to reconcile net loss
to net cash used in operating activities:
Shares issued for incorporation costs	-
Changes in operating assets and liabilities:
Increase in accounts payable	92,500

Net cash used in operating activities	(78,465)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from notes receivable - related party	(138,100)
Repayments for notes receivable - related party	3,100

Net cash (used by) investing activities	(135,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable - related party	70,100
Repayments for notes payable - related party	(10,000)
Proceeds from convertible notes payable - related party	520
Proceeds from convertible notes payable	150,000

Net cash provided by financing activities	210,620

NET CHANGE IN CASH	(2,845)

CASH AT BEGINNING OF YEAR	3,000

CASH AT END OF YEAR	$155

SUPPLEMENTAL INFORMATION:
Interest paid	$-
Income taxes paid	$-
See accompanying notes to financial statements.

NUVOLA, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2013 and notes thereto included in the Company’s Form 10 registration statement. The Company follows the same accounting policies in the preparation of interim reports.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents
For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Stock-based compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Earnings per share
The Company follows ASC Topic 260 to account for the earnings per share. Basic earning per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earning per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

NUVOLA, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value of financial instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2014. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaid expenses and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market.  Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Recent pronouncements
On June 10, 2014, the FASB published Accounting Standards Update No. 2014-10 “ASU No. 2014-10”, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. ASU No. 2014-10 removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations. ASU No. 2014-10 will be applied  retrospectively and will be effective for public business entities in interim and annual periods beginning after December 15, 2014. The requirements will be effective for nonpublic business entities for annual periods beginning after December 15, 2014, and interim and annual periods thereafter. However, both public and nonpublic entities will have additional time to adopt the amendments to ASC 810. Early adoption is permitted in all cases. We have applied ASU No. 2014-10 retrospectively by eliminating the inception to date column in our statements of operations and cash flows."

NUVOLA, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.  Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and incurring start up costs and expenses. As a result, the Company incurred net losses for the six months ended June 30, 2014 of $170,965 and accumulated deficit of $181,465. In addition, the Company’s development activities since inception have been financially sustained through debt and equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 – NOTES RECEIVABLE – RELATED PARTY

	June 30, 2014	December 31, 2013
Note payable to a related party which is the subsidiary of the parent corporation, unsecured, due upon demand	$135,000	$-

Notes receivable – Current	$135,000	$-

This amount is included as part of equity as the amounts is receivable from a sister company.

NOTE 4 – NOTES PAYABLE – RELATED PARTY

	June 30, 2014	December 31, 2013
Note payable to a related party which is the parent corporation, unsecured, due upon demand	$73,100	$13,000

Notes payable – Current	$73,100	$13,000

NOTE 5 – CONVERTIBLE NOTES PAYABLE

	June 30, 2014	December 31, 2013
Convertible note payable, unsecured, due April 15, 2015, 0% interest, convertible at $0.50 per share	$150,000	$-

Notes payable – Current	$150,000	$-

NOTE 6 – CONVERTIBLE NOTES PAYABLE – RELATED PARTY

	June 30, 2014	December 31, 2013
Convertible note payable, unsecured, due June 1, 2015, 8% interest, convertible at $0.50 per share	$520	$-

Notes payable – Current	$520	$-

NUVOLA, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 7 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 10,000,000 shares of it $0.001 par value preferred stock and 100,000,000 shares of its $0.001 par value common stock.

Common stock
On November 21, 2013, the parent corporation paid for incorporation costs totaling $500 for the purchase of 500,000 shares of common stock.

NOTE 8 – RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2014, the Company generated $6,200 in revenue from a related party.  The related party is the parent corporation.

During the six months ended June 30, 2014, the Company loaned $135,000 to its parent corporation to assist with short term financing.

NOTE 9 – SUBSEQUENT EVENTS

During July and August 2014, the Company executed convertible promissory notes with two individuals for a total of $50,000.  The notes are due in June 2015, bear interest at 8% per annum and are convertible at $0.50 per share.

On August 15, 2014, the Company issued 248,224 shares of common stock as part of conversion of debt of $248.22